EXHIBIT 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229957 and No. 333-198578) and Form F-3 (No. 333-210795) of JD.com, Inc. of our report dated June 28, 2019 relating to the consolidated financial statements of Dada Nexus Limited, its subsidiaries, its variable interest entity (“VIE”) and VIE’s subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of previously issued financial statements), appearing in Exhibit 99.1 to the Annual Report on Form 20-F/A (Amendment No. 1) of JD.com, Inc. for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, the People’s Republic of China
June 28, 2019